Exhibit 99.1

Timberline Announces Second Quarter Financial Results, Provides Operational Update

May 14, 2009 – Coeur d’Alene – Timberline Resources Corporation (NYSE Amex: TLR) (“Timberline”) today announced consolidated financial results for its second quarter of fiscal year 2009, which ended on March 31, 2009.  On a consolidated basis, Timberline reported total revenues of $3.49-million and an after-tax net loss of $1.21-million, including non-recurring items and non-cash charges.  Timberline's contract drilling subsidiaries, Timberline Drilling, Incorporated (“TDI”) and World Wide Exploration, S.A. de C.V. ("WWE"), reported combined revenues of $3.49-million and a combined after-tax net loss of $0.31-million for the quarter.

Timberline Drilling’s President, Martin Lanphere stated, “TDI’s U.S. operations generated revenue this quarter of $2.80-million and an after-tax net loss of $0.07-million.  As evidenced by the positive trend in our results this fiscal year, our cost cutting efforts, streamlined operations, and ‘you own it’ corporate culture have begun to show in the bottom line.  Additionally, starting in April, we are pleased to announce the first meaningful conveyance of cash from the U.S. operations to our parent company.  Barring any unforeseen circumstances, we anticipate that this will be a continuing trend.

Mr. Lanphere continued, “All of us at TDI and WWE are Timberline shareholders.  We not only have a motivated workforce focused on providing our clients with the best customer service possible, we look forward to doing our part in support of the exploration division and advancement of the Butte project.  The Timberline business model relies on the drilling operations to provide predictable cash flows, and we are keenly focused on accomplishing that task. ”

From an operational point of view, WWE is tracking about one quarter behind the U.S. operations.  WWE’s Mexican operations produced revenue of $0.69-million and an after-tax net loss of $0.24-million in this quarter.  WWE currently has only three drills in service as depressed base metals prices have contributed to the decline in the demand for drilling in Mexico.  WWE has indications of interest and expects to add more drills at precious metals operations later this year, however, concerns regarding funding, increased violence in some areas, general economic conditions, and public health issues have delayed many drill programs.

Timberline CEO Randal Hardy commented, “Over the past year, we have successfully established a new and more disciplined corporate culture in our drilling subsidiaries and have renewed our focus on underground drilling at established mining operations.  We have energized and empowered our operational management, streamlined our processes and operations, strengthened our balance sheet, and implemented new employee incentive programs.  The result is a team that understands our business model and is more focused than ever on safe, high-quality performance.  These objectives were initiated in response to the industry-wide downturn and were achieved under extremely difficult market conditions.

Mr. Hardy continued, “We expect that our contract extension with Newmont and the resulting revenue stability, cost-cutting, and performance efficiencies will result in positive earnings and cash flow sufficient to cover our standard corporate overhead and exploration expenditures.  Our results in 2009, in spite of significantly diminished revenue, show marked improvements, and our preliminary April results reinforce our confidence that we have turned things around.  In Mexico, the demand for drilling has not materially picked up since the beginning of 2009, and significant cost-cutting and realigning of operations has been underway at our Mexican operations as we reduce costs in response to decreased revenue.  We are confident in our experienced management team at WWE and are closely monitoring the overall situation in Mexico.”

Timberline’s corporate office and exploration division reported a net loss of $0.90-million for the quarter ended March 31, 2009, which included $0.18-million in non-cash charges, $0.04-million in exploration expenditures, $0.54-million in general and administrative costs, and $0.14-million in interest expenses.  Additional expenses related to the development of our Butte Highlands Gold Project were paid by our joint venture partner, Small Mine Development.

Timberline's Quarterly Report will be filed with the SEC on Form 10-Q on May 15, 2009. It can be viewed in its entirety on the SEC website which can be accessed from the "Investors" page of the Timberline website at www.timberline-resources.com.

Timberline Resources Corporation has taken the complementary businesses of mining services and mineral exploration and combined them into a unique, forward-thinking investment vehicle that provides investors exposure to both the “picks and shovels” and “blue sky” aspects of the mining industry.  Timberline has contract drilling subsidiaries in the western United States and Mexico and an exploration division focused on district-scale gold projects with the potential for near-term, low-cost development.  The Company is forming a 50/50 joint venture with Small Mine Development, LLC at its Butte Highlands Gold Project which is scheduled for development in 2009.  Timberline is listed on the NYSE Amex and trades under the symbol “TLR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with SMD, the development and production of the Company’s Butte Highlands project, and the Company’s expected operations in 2009. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2008.  Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Chairman
Phone: 208.664.4859